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EXHIBIT 3.2
                                     BYLAWS
                                       OF
                            SMOKY MARKET FOODS, INC.


                                    ARTICLE 1

                              SHAREHOLDERS MEETINGS

         1.1 ANNUAL MEETING. An annual meeting of the shareholders of Smoky Market Foods, Inc. (the "CORPORATION") shall be held each year on the date, at the time, and at the place, fixed by the Board of Directors. The annual meeting shall be held for the purpose of electing directors and for the transaction of such other business as may properly come before the meeting.

         1.2 SPECIAL MEETINGS. Special meetings of the shareholders, for any purposes, unless otherwise prescribed by statute, may be called by the Chief Executive Officer, the President or the Board of Directors and shall be called by the Chief Executive Officer or the President at the request of the holder(s) of not less than one-tenth (1/10) of all outstanding votes of the Corporation entitled to be cast on any issue at the meeting.

         1.3 PLACE OF MEETINGS. Meetings of the shareholders shall be held at any place in or out of Nevada designated by the Board of Directors.

         1.4 MEETING BY TELEPHONE CONFERENCE. Shareholders may participate in an annual or special meeting by, or conduct the meeting through, use of any means of communication by which all shareholders participating may simultaneously hear each other during the meeting.

                                    ARTICLE 2

                               BOARD OF DIRECTORS

         2.1 NUMBER AND TERM. The number of directors of the Corporation shall be not less than one (1) nor more than ten (10). The number of directors may be fixed or changed within the range specified in this Section 2.1 by means of a resolution adopted by the shareholders or by the Board of Directors.

         2.2 REGULAR MEETINGS. A regular meeting of the Board of Directors shall be held without notice other than this Bylaw immediately after, and at the same place as, the annual meeting of the shareholders.

         2.3 SPECIAL MEETINGS. Special meetings of the Board of Directors may be called by the Chief Executive Officer, the President, or any two directors. The person or persons calling a special meeting of the Board of Directors may fix any place in or out of Nevada as the place for holding the special meeting of the Board of Directors.

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         2.4 NOTICE. Special meetings of the Board of Directors must be preceded by at least 24 hours notice to the directors prior to the meeting of the date, time, and place of the meeting. Notice may be communicated in person, by telephone, by any form of electronic communication, by mail, or by private carrier. At the written request of any director, notice of any special meeting of the Board of Directors shall be given to such director by facsimile or telex, as the case may be, at the number designated in writing by such director from time to time.

                                    ARTICLE 3

                                    OFFICERS

         3.1 APPOINTMENT. The Board of Directors shall appoint a President, a Secretary and a Chief Financial Officer/Treasurer. The Board of Directors may appoint any other officers, assistant officers, and agents as the Board of Directors determines from time to time. Any two or more offices may be held by the same person.

         3.2 TERM. The term of office of all officers commences upon their appointment and continues until their successors are appointed or until their resignation or removal.

         3.3 REMOVAL. Any officer or agent appointed by the Board of Directors may be removed by the Board of Directors at any time with or without cause.

         3.4 CHIEF EXECUTIVE OFFICER. The Chief Executive Officer of the Corporation, subject to the control of the Board of Directors, shall be responsible for the general operation of the Corporation. The Chief Executive Officer shall have any other duties and responsibilities prescribed by the Board of Directors. Unless otherwise determined by the Board of Directors, the Chief Executive Officer shall have authority to vote any shares of stock owned by the Corporation and to delegate this authority to any other officer.

         3.5 PRESIDENT. The President of the Corporation shall, subject to the direction and supervision of the Chief Executive Officer, assist the Chief Executive Officer and perform such duties as may be assigned by the Chief Executive Officer or by the Board of Directors. Such officer shall, at the request of the Chief Executive Officer, or in the absence of the Chief Executive Officer, inability or refusal to act, perform the duties of the Chief Executive Officer and when so acting, shall have all the powers of and be subject to all the restrictions on the Chief Executive Officer.

         3.6 SECRETARY. The Secretary shall record and keep the minutes of all meetings of the directors and shareholders in one or more books provided for that purpose and perform any other duties prescribed by the Board of Directors or the Chief Executive Officer.

         3.7 CHIEF FINANCIAL OFFICER/TREASURER. The Treasurer shall have the care and custody of and be responsible for all the funds and securities of the Corporation and shall perform any other duties prescribed by the Board of Directors or the Chief Executive Officer.


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                                    ARTICLE 4

                               ISSUANCE OF SHARES

         4.1 ADEQUACY OF CONSIDERATION. The authorization by the Board of Directors of the issuance of shares for stated consideration shall evidence a determination by the Board that such consideration is adequate.

         4.2 CERTIFICATES FOR SHARES. Every holder of shares of the Corporation shall be entitled to have a certificate signed by or in the name of the Corporation by two officers of the Corporation certifying the number of shares owned by him or her in the Corporation. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent, or registrar at the date of issue.

                                    ARTICLE 5

                          OPT OUT OF STATUTES REGARDING
                      ACQUISITION OF CONTROLLING INTERESTS

         The Corporation hereby opts out of the provisions of Sections 78.378 through 78.3793, inclusive, of the Nevada Revised Statutes, and the provisions of those sections do not apply in any way to the Corporation or to the acquisition of a controlling interest in the corporation.


                                    ARTICLE 6

                                 INDEMNIFICATION

         6.1 THIRD PARTY ACTIONS. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the Corporation, by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order,


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settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his or her conduct was unlawful.

         6.2 DERIVATIVE ACTIONS. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him or her in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation. Indemnification shall not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the Corporation or for amounts paid in settlement to the Corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

         6.3 SUCCESS ON MERITS OR OTHERWISE. To the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 1 and 2 of this Article VI or in defense of any claim, issue or matter therein, he shall be indemnified by the Corporation against expenses, including attorneys' fees, actually and reasonably incurred by him or her in connection with the defense.

         6.4 DETERMINATION. Any indemnification under Sections 1 and 2 of this
Article VI, unless ordered by a court or advanced pursuant to Section 5 of this
Article VI, shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

                  6.4.1    By the shareholders;

                  6.4.2 By the board of directors by majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding;

                  6.4.3 If a majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding so orders, by independent legal counsel in a written opinion; or


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                  6.4.4 If a quorum consisting of directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

         6.5 PAYMENT IN ADVANCE. The expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding shall be paid by the Corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the Corporation. The provisions of this Section 6 do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

         6.6 OTHER INDEMNIFICATION; PERIOD OF INDEMNIFICATION. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this Article VI:

                  6.6.1 Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the Articles of Incorporation, these Bylaws, an agreement, vote of shareholders or disinterested directors or otherwise, for either an action in his or her official capacity or an action in another capacity while holding his or her office, except that indemnification, unless ordered by a court pursuant to
Section 2 of this Article VI or for the advancement of expenses made pursuant to
Section 5 of this Article VI, may not be made to or on behalf of any director or officer if a final adjudication establishes that his or her acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

                  6.6.2 Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.


                                    ARTICLE 7

                                   AMENDMENTS

         The Corporation's Board of Directors may amend these Bylaws, except to the extent that the Articles of Incorporation, these Bylaws, or Chapter 78 of the Nevada Revised Statutes reserve this power exclusively to the shareholders in whole or in part. The Corporation's shareholders may amend or repeal the Corporation's Bylaws even though the Bylaws may also be amended or repealed by the Corporation's Board of Directors.



Adopted:  April 18, 2006


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